UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Inotiv, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 30, 2023

Dear Fellow Shareholders,

Fiscal 2022 was another transformational year for Inotiv, Inc., as we entered the Research Model business and expanded our Discovery and Safety assessment business segment by approximately 85%. While the growth can be mainly attributed to acquisitions, Inotiv also experienced incremental organic growth across all the business of 31% during fiscal 2022. The incremental organic growth was a result of pricing and growth in services. During 2022, we have had the opportunity to analyze and learn more about the Research Model business, which led to the announcement of several initiatives to optimize the business model for that segment. To date, these initiatives include closing or intent to close 9 of the 24 sites, to optimize and consolidate the Research Model business in fewer sites. In 2022, we also announced several new initiatives to add capacity and services to our Discovery and Safety Assessment business segment. We expect most of the site optimization benefits and added capacity and services to be completed during fiscal 2023.

We have encountered some unforeseen challenges and these mainly related to recent indictments and allegations against employees of our NHP supplier, and government officials in Cambodia. As a result, we have taken time to further evaluate what changes we should make to move forward importing and supplying NHPs to our customers.

In 2023 we are focused on seizing the benefits of our previously announced investments and initiatives, while also achieving synergies from recent growth and acquisitions completed over the last 14 months.

We are pleased with our progress over the last 5 years. We understand there have been and will be challenges as we grow and build our business. We are a company which has been in transition, growing and developing and always looking to improve and get better each day. I remain grateful for the talent and hard work of our team, the support of our shareholders, and our customers’ commitment to working with Inotiv. None of this happens without a talented and dedicated team and believing and trusting in each other. We all have a shared purpose to help our clients discover and develop life-changing therapies as we strive to be the best in the industry.

Sincerely,

Robert W. Leasure, Jr.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF INOTIV, INC.

DATE: March 16, 2023

TIME: 10:00 a.m. (ET)

PLACE: Courtyard Marriott Lafayette

150 Fairington Avenue

Lafayette, IN 47905

NOTICE HEREBY IS GIVEN that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Inotiv, Inc. will be held on Thursday, March 16, 2023, at 10:00 a.m., Eastern Time. The following matters will be considered and voted upon at the Annual Meeting:

Board Recommendation
•	Elect two directors to serve until the 2026 Annual Meeting of Shareholders; and	FOR

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.	FOR

The foregoing items of business are more fully described in the accompanying proxy statement. Shareholders will also act on other business properly presented at the Annual Meeting.

Holders of record of the Company’s common shares at the close of business on January 13, 2023 are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote prior to the Annual Meeting by any of the following methods:

Internet	Telephone	Mail

Visit the Web site noted on your proxy card or Notice of Internet Availability to vote via the Internet	Use the toll-free telephone number on your proxy card to vote by telephone	Sign, date and return your proxy card in the enclosed envelope to vote by mail, if you have requested or received paper copies of the proxy materials

By Order of the Board of Directors,

Fernanda Beraldi

General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on March 16, 2023: This Notice of Annual Meeting and Proxy Statement and the Company’s Fiscal 2022 Annual Report on Form 10-K are available at http://www.envisionreports.com/NOTV.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, those discussed in Part I, Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as may be updated in our subsequent Quarterly Reports on Form 10-Q. Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INOTIV, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MARCH 16, 2023

GENERAL

This proxy statement is furnished by Inotiv, Inc. (“Inotiv,” the “Company,” “we,” “us,” or “our”) in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. (ET) on Thursday, March 16, 2023, and at any adjournment thereof. The meeting will be held at the Courtyard Marriott Lafayette, 150 Fairington Avenue, Lafayette, Indiana 47905.

A shareholder who properly submits a proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary of the Company, by timely submitting a later-dated proxy via the Internet, by telephone or by mail, or by attending the Annual Meeting and voting in person (simply attending the meeting will not, by itself, revoke your proxy). The submission of a proxy does not preclude a shareholder from attending the Annual Meeting in person.

All proxies timely properly submitted prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted FOR the election of the nominees for the two director nominees, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023, and in accordance with the recommendation of the Board of Directors on any other matter that is properly brought before the meeting.

As of the close of business on January 13, 2023, the record date for the Annual Meeting, there were 25,622,136 common shares of the Company outstanding. Each outstanding common share owned of record as of January 13, 2023 entitles its holder to one vote. The Company has no other voting securities outstanding. Shareholders do not have cumulative voting rights.

We intend to mail a notice regarding the internet availability of proxy materials (the “Notice”) and to make this proxy statement available, or to mail the proxy statement and proxy card, as applicable, commencing on or about January 30, 2023. All expenses in connection with the solicitation of proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit proxies in person or by telephone. The Company will pay any costs so incurred, but the directors, officers and other employees involved in such solicitations will not receive any additional compensation for such actions.

A copy of the Company’s Annual Report on Form 10-K, which includes audited financial statements and a description of operations for the fiscal year ended September 30, 2022, accompanies this proxy statement. The Annual Report and this proxy statement are also available in the “Investors” section of our website at www.inotivco.com. The financial statements included in the Annual Report are not incorporated by reference in this proxy statement, but they do contain important information regarding Inotiv.

HOW TO VOTE YOUR SHARES

Shareholders of Record

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy.

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

Beneficial Owners

If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. Beneficial owners who received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. Beneficial owners who wish to vote in person at the Annual Meeting must obtain a valid “legal proxy” from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

COMMONLY ASKED QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

This proxy statement describes the proposals on which you, as a shareholder of the Company, are being asked to vote. It also gives you information on the proposals to be voted on at the Annual Meeting, as well as other information, so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote.

Who can vote at the Annual Meeting?

Shareholders who owned common shares on January 13, 2023, the record date for the Annual Meeting, may attend and vote at the Annual Meeting. Each common share entitles its holder to one vote. There were 25,622,136 common shares outstanding on the record date.

What am I voting on?

We are asking you to elect two Class II directors to the Board of Directors of the Company and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.

What if I change my mind after I give my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Company’s Corporate Secretary at our corporate headquarters, 2701 Kent Avenue, West Lafayette, Indiana 47906);

•	Timely submitting a later-dated proxy via the Internet, by telephone or by mail; or

•	Voting in person at the meeting.

Your proxy will not be revoked if you attend the meeting, but do not vote.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of the Company’s outstanding voting shares as of January 13, 2023 must be present in person or represented by proxies at the meeting; this is called a quorum. On January 13, 2023, a total of 25,622,136 common shares were outstanding and entitled to vote. Shares representing at least a majority of these votes, or 12,811,069 shares, must be present at the Annual Meeting, in person or by proxy, to hold the meeting and conduct business. Abstentions will be counted for purposes of determining whether a quorum is present.

Will my shares be voted if I do not attend the Annual Meeting in person, vote via remote means or sign and return my proxy card?

If your shares are registered in your name, they will not be voted unless you timely submit a proxy by Internet, by telephone, or by proxy card, or by voting in person at the meeting.

How will my shares be voted if they are held in “street name”?

If your shares are held in “street name,” you should have received voting instructions with these materials from your broker or other nominee. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions.

If you do not give your broker or nominee instructions as to how to vote your shares, they may not be voted, except on routine matters for which the broker or nominee may exercise discretionary authority under applicable rules. For purposes of the Annual Meeting, the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm is the only routine matter to be considered.

How many votes are required to approve the proposals to be voted on at the Annual Meeting?

To approve each of the proposals, the following votes are required from the holders of common shares. Abstentions and broker non-votes will not count as votes cast on the proposals below and will not affect the outcome of the votes.

Proposal		Vote Required
1	Election of two directors

The election of director nominees will be determined by a plurality of the votes cast by the shares entitled to vote in the election, which means that the director nominees receiving the most FOR votes will be elected up to two, the maximum number of directors to be elected at the Annual Meeting.

2	Ratification of auditors	More votes are cast FOR than AGAINST

Who will pay for this proxy solicitation?

We will bear the costs of soliciting proxies from our shareholders. These costs include preparing, assembling, printing, mailing and distributing the proxy statements, proxy cards and annual reports. We will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of common shares.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has determined that each of Nigel Brown, Ph.D., Gregory C. Davis, Ph.D., Richard A. Johnson, Ph.D., David Landman and R. Matthew Neff has no relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such individuals meet the current independence requirements of the Nasdaq Marketplace Rules and the Securities and Exchange Commission (“SEC”).

Board Leadership Structure

The roles of Chairman and Chief Executive Officer have been split into two positions. The Board of Directors believes that separating these roles aligns the Company with best practices for corporate governance of public companies and accountability to shareholders. The Board also believes that this separation provides a leadership model that clearly distinguishes the roles of the Board of Directors and management. The separation of the Chairman and Chief Executive Officer positions has historically allowed our Chief Executive Officer to direct his or her energy towards operational and strategic issues while the non-executive Chairman focuses on governance and shareholders. The Company generally believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board of Directors, provides independent business counsel for our Chief Executive Officer, and facilitates improved communications between Company management and members of the Board of Directors.

Oversight of Risk Management

It is management’s responsibility to manage our enterprise risks on a day-to-day basis. The Board of Directors is responsible for risk oversight by focusing on our overall risk management strategy and the steps management is taking to manage our risks. While the Board of Directors as a whole maintains ultimate oversight responsibility, the Board of Directors has delegated certain risk management oversight responsibilities to its various committees. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls or liquidity. The Compensation Committee is responsible for overseeing risks related to our compensation programs, including structuring and reviewing our executive compensation programs, considering whether such programs are in line with our strategic objectives and incentivizing appropriate risk-taking. The Nominating/Corporate Governance Committee manages risks associated with governance issues, such as the independence of the Board of Directors and key executive succession.

In addition to its formal compliance programs, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

Committees and Meetings of the Board of Directors

The Board of Directors has established Compensation, Audit and Nominating/Corporate Governance Committees. Scheduled meetings are supplemented by frequent informal exchanges of information and actions taken by unanimous written consents without meetings.

During fiscal 2022, no member of the Board of Directors attended fewer than 75% of the aggregate of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he was a member. All of the members of the Board of Directors are encouraged, but not required, to attend the Company’s annual meetings of shareholders. All of our directors at the time attended the 2022 annual meeting of shareholders, in person or via the webcast.

The following chart shows the current members of, and the number of meetings held in fiscal 2022 by, each of the committees of the Board of Directors and the number of meetings held in fiscal 2022 of the Board of Directors:

Committee	Members	Meetings in fiscal 2022
Compensation	David Landman (Chair)	1
	Gregory C. Davis, Ph.D.
	Richard A. Johnson, Ph.D.
	R. Matthew Neff

Audit	R. Matthew Neff (Chair)	8
	Richard A. Johnson, Ph.D.
	Gregory C. Davis, Ph.D. Nigel Brown, Ph.D.

Nominating/Corporate Governance	Richard A. Johnson, Ph.D. (Chair)	0
	Gregory C. Davis, Ph.D. Nigel Brown, Ph.D.

Board of Directors		11

The Compensation Committee is responsible for, among other matters:

•	reviewing and approving corporate goals and objectives relevant to compensation and benefits for executive officers and evaluating executive officer performance in light of such goals and objectives;

•	reviewing and approving all elements of each executive officer’s compensation;

•	reviewing and making recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;

•	overseeing and administering the Amended and Restated 2018 Equity Incentive Plan;

•	overseeing the process for identifying and addressing any material risks relating to the Company’s compensation policies and practices for all employees; and

•	overseeing and monitoring the Company’s human capital management programs, policies, initiatives and results, including with respect to: talent management; culture; employee recruitment, training, development, promotion and retention; diversity and inclusion, equal employment opportunity and nondiscrimination; pay equity; and anti-harassment matters.

The Audit Committee is responsible for, among other matters:

•	appointing, compensating, retaining and overseeing the work of the independent auditor;

•	evaluating the performance of the Company’s independent auditor;

•	pre-approving all auditing services, internal control-related services and permitted non-audit services to be performed by the independent auditor;

•	reviewing and discussing with management and the independent auditor the quarterly and annual financial statements to be included in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, respectively;

•	reviewing and discussing management’s use of non-GAAP measures and metrics;

•	overseeing risks related to the Company’s financial statements, the financial reporting process, and accounting and legal matters;

•	reviewing and discussing with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls;

•	reviewing and discussing the Company’s disclosure controls and procedures;

•	reviewing and administering the Company’s related persons transactions policy and all related party transactions; and

•	advising the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and overseeing compliance with the Company’s Code of Business Conduct and Ethics.

The Nominating/Corporate Governance Committee is responsible for, among other matters:

•	overseeing the search for qualified individuals to serve on the Board of Directors;

•	recommending nominees for election to the Board of Directors at each annual meeting of shareholders and to fill any vacancy;

•	evaluating the re-nomination and continuing service of incumbent directors;

•	overseeing the administration of the Board of Directors, including, at least annually, reviewing and recommending the appointment of directors to committees;

•	recommending to the Board of Directors the Chairperson or lead independent director, as appropriate;

•	overseeing the self-evaluations of the Board of Directors and its committees;

•	overseeing the Company’s programs, policies and practices relating to corporate responsibility and sustainability, including environmental, social and governance matters;

•	reviewing or leading the review of succession planning for the Company’s senior executive officers; and

•	retaining and terminating any search firm to be used to identify director candidates and approving the search firm’s fees and other terms and conditions of the search firm’s retention.

The Board of Directors has adopted a written charter for each of the Compensation Committee, the Audit Committee and the Nominating/Corporate Governance Committee, each of which can be found under the Investors/Corporate Governance tab on our website at www.inotivco.com. Compensation Committee, Audit Committee and Nominating/Corporate Governance Committee members are not employees of the Company and, in the opinion of the Board of Directors, are “independent” (as defined by applicable Nasdaq and SEC rules and regulations, including those pertaining to committee members). The Board of Directors has determined that R. Matthew Neff is an “audit committee financial expert” (as defined by Item 407(d)(5)(ii) of Regulation S-K) based upon, among other criteria, his professional experience, as described under “Business Experience of Remaining Members of the Board”.

Shareholders Agreement

In connection with the consummation of the acquisition of Envigo RMS Holding Corp. (the "Envigo Acquisition"), we entered into a Shareholders Agreement with certain stockholders of Envigo (the “Shareholders Agreement”), including Jermyn Street Associates LLC (“Jermyn Street”) and Savanna Holdings LLC ("Savanna Holdings and, together with Jermyn Street, the "Nominating Holders"). The Nominating Holders owned, in the aggregate, approximately 72.6% of the outstanding voting stock of Envigo. As required by the Shareholders Agreement, effective on November 5, 2021, the size of the Board of Directors was expanded to seven members, and Nigel Brown, Ph.D. and Scott Cragg were appointed to the Board of Directors. Dr. Brown, who was designated by Savanna Holdings, was elected as a Class II director of the Company for a term expiring at the 2023 Annual Meeting and Mr. Cragg, who was designated by Jermyn Street, was elected as a Class III director of the Company for a term expiring at the 2024 Annual Meeting. As described further below, Dr. Brown has been nominated for reelection at the 2023 Annual Meeting to serve as a Class II director of the Company for a term expiring at the 2026 Annual Meeting. Further, as previously disclosed, Mr. Cragg resigned from the Board effective January 23, 2023. Pursuant to the Shareholders Agreement, Jermyn Street designated David Landman as its representative to replace Mr. Cragg, and the Board appointed Mr. Landman to the Board, effective January 24, 2023, to serve as a Class III director of the Company for a term expiring at the 2024 Annual Meeting.

In addition, the Shareholders Agreement provides that Richard A. Johnson, Ph.D., a Class II director of the Company whose term expires at the 2023 Annual Meeting, would tender his resignation from the Board of Directors, to be effective automatically upon notice to Dr. Johnson from the Company that the Board of Directors is prepared to elect the Approved Director as provided in the Shareholders Agreement.  The "Approved Director" is a person designated by our Nominating/Corporate Governance Committee and approved by the Nominating Holders. As a result, Dr. Johnson has tendered his resignation from the Board of Directors, to be effective automatically upon notice to Dr. Johnson from the Company that the Board of Directors is prepared to elect the Approved Director as provided in the Shareholders Agreement. As of the date of this proxy statement, no Approved Director has been identified, and therefore Dr. Johnson continues to serve on the Board and has been nominated for reelection by the holders of the Company’s common shares to serve as a Class II director of the Company for a term expiring at the 2026 Annual Meeting.

After the consummation of the Envigo Acquisition and for so long as a Nominating Holder beneficially owns five percent or more of our outstanding voting shares, the Nominating Holder will have the right to designate one nominee for election to our Board of Directors upon the expiration of the term of the initial designee or any subsequent designee of that Nominating Holder and to approve our nominee for the board seat held by the Approved Director or any subsequent Approved Director upon expiration of the Approved Director’s term. Pursuant to the Shareholders Agreement, we agreed that we will include the nominees designated by the Nominating Holders and the Approved Director in management’s slate of directors for the applicable meeting, solicit proxies to approve the election of those persons to the Board of Directors and recommend to our shareholders that those persons be elected as directors. Board vacancies occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of Directors of a director designated by a Nominating Holder are to be filled by a person designated by that Nominating Holder.

The Shareholders Agreement requires the shareholders who are parties thereto to cause all voting securities owned by them to be present at any annual or special meeting at which directors are to be elected, to vote such securities either as recommended by our Board of Directors, or in the same proportions as votes cast by other voting securities with respect to director nominees or other nominees and in favor of any director nominee of the Nominating Holders, and not to vote in favor of a change of control transaction pursuant to which the Nominating Holders would receive consideration that is different in amount or form from other shareholders, unless approved by our Board of Directors.

Recommended Candidates for Director

The Nominating/Corporate Governance Committee will consider candidates for director persons recommended by shareholders entitled to vote on the election of directors. Such recommendations must be made to the Board of Directors in writing and delivered to Inotiv, Inc., Attention: Corporate Secretary, 2701 Kent Avenue, West Lafayette, Indiana 47906. There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating/Corporate Governance Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity, experience with business and other organizations comparable with the Company, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but the Nominating/Corporate Governance Committee does consider, among other things, a director nominee’s potential contribution to the diversity of background and experience of our Board of Directors, including with respect to age, gender, international background, race and specialized experience. The Nominating/Corporate Governance Committee will evaluate nominees for director submitted by shareholders in the same manner in which it evaluates other director nominees.

A shareholder who wishes to nominate an individual for director without the recommendation of the Nominating/Corporate Governance Committee must comply with the advance notice and informational requirements set forth in our Bylaws, which are more fully explained later in this proxy statement under “Shareholder Proposals for 2024 Annual Meeting.”

Board Diversity Matrix

The following chart summarizes certain self-identified characteristics of the directors of the Company, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance, as of August 1, 2022 and January 30, 2023:

Total Number of Directors	7
	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	6	1
Part II: Demographic Background
White	6	1

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

Certain Relationships and Transactions

The Audit Committee reviews and approves transactions with related parties, if any, including those required to be disclosed under Item 404 of Regulation S-K.

Robert Leasure Jr., the Company’s President and Chief Executive Officer and a director, also serves as the managing partner and president of LS Associates LLC (“LS”), a management and consulting firm formed in 2002. The Company has a consulting agreement with LS by which we paid consulting fees of $363,000 and $86,000 in fiscal 2022 and 2021, respectively. The Company received consulting services from LS prior to Mr. Leasure being elected as CEO and continues to use services of the consulting firm on an as-needed basis.

The Company formerly leased space from SWL Properties, LLC. SWL Properties is owned by Dr. John E. Sagartz, our Chief Strategy Officer and a member of our Board of Directors, Kimberly Sagartz, a current employee of the Company, and Joseph E. Flynn, our former Chief Commercial Officer. The lease commenced in July of 2018 with an initial term of seven years, and the possibility of extensions for two successive terms of seven years each. In May 2021, the Company exercised its option in the lease agreement to purchase the building from SWL for $4.7 million in cash. Prior to the purchase, the Company paid SWL rent payments of $260,000 during fiscal 2021.

Communications with the Board of Directors

Any shareholder who desires to contact members of the Board of Directors, including the non-management members as a group, may do so by writing to:

Corporate Secretary

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

secretary@inotivco.com

The Corporate Secretary will collect all such appropriate communications and organize them by subject matter. Thereafter, each appropriate communication will be promptly forwarded to the relevant board committee chairperson according to the subject matter of the communication. Appropriate communications addressed to the non-management members as a group will be forwarded to each non-management member of the Board.

Communications with the Audit Committee

Any person who would like to contact the Company for the purpose of submitting a complaint or concern regarding accounting, internal accounting controls, or auditing matters may do so via email, by writing to:

Chairman of the Audit Committee,

R. Matthew Neff

auditcommittee@inotivco.com

Upon receipt of a complaint, the Chairman of the Audit Committee will follow a review process and actions provided for in the Audit Committee’s procedures to review and address the complaint.

Code of Business Conduct and Ethics

The Company maintains a Global Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. The Global Code of Business Conduct and Ethics is available on the Company’s website at www.inotivco.com. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any relevant officer on our website or by filing a Form 8-K with the SEC.

Non-Employee Director Compensation and Benefits

The Company’s compensation package for non-employee directors is generally comprised of annual cash retainers and equity awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent the Company’s shareholders and reflect the Company’s position in the industry. Actual annual pay varies among directors based on Board committee memberships and committee chair responsibilities. The Company has not adopted guidelines with respect to non-employee director ownership of common shares. Directors who are employees receive no additional compensation for their service on the Board.

In December 2021, at the request of the Compensation Committee, a competitive market assessment of director compensation was prepared by Meridian Compensation Partners LLC, the Committee’s independent compensation consultant. In January 2022, the Compensation Committee reviewed this market assessment and, following its review, recommended adjustments to director compensation levels consistent with the competitive market assessment data, which adjustments were effective on April 1, 2022, the beginning of our second quarter of fiscal 2022.

Cash Compensation

Cash compensation for non-employee directors during fiscal 2022 consisted of the following:

Type of Compensation	Q1 2022 ($)	Q2 2022 ($)	Q3 2022 ($)	Q4 2022 ($)
Retainer for Board membership	13,750	13,750	13,750	13,750
Retainer for Chairman of the Board	5,000	5,000	12,500	12,500
Retainer for Chair of the Audit Committee	3,750	3,750	5,000	5,000
Retainer for Chair of the Compensation Committee	2,500	2,500	3,750	3,750
Retainer for Chair of the Nominating/Corporate Governance Committee	—	—	2,500	2,500
Retainer for member of the Audit Committee other than Chair	1,250	1,250	2,500	2,500
Retainer for member of the Compensation Committee other than Chair	625	625	1,875	1,875
Retainer for member of the Nominating/Corporate Governance Committee other than Chair	—	—	1,250	1,250

Equity Awards

In fiscal 2022, each non-employee director received a grant of 4,275 restricted stock units (“RSUs”) on April 1, 2022, with a value of approximately $110,000. These RSUs vest on the first anniversary of the grant date, provided that the individual continues to serve as a director of the Company through the first anniversary of the grant date.

In addition, in fiscal 2022, each of Dr. Brown and Mr. Craig received a grant of 440 restricted shares (“RSAs”) on November 5, 2021 when they joined the Board of Directors in connection with the Envigo acquisition.

Business Expenses

The directors are reimbursed for their business expenses related to their attendance at the Company meetings, including room, meals, and transportation to and from Board and committee meetings. Directors are also encouraged to attend educational programs related to Board issues and corporate governance, which are reimbursed by the Company.

Non-Employee Directors’ Compensation Table

The following table shows information regarding the compensation of the Company’s non-employee directors for fiscal 2022.

		Stock	All Other
	Fees paid in	Awards (1)	Compensation
Name	cash ($)	($)	($)	Total ($)
Nigel Brown, Ph.D. (2)	35,000	132,872	—	167,872
Scott Cragg (2)	35,000	132,872	—	167,872
Gregory C. Davis, Ph.D.	105,000	109,964	—	214,964
Richard A. Johnson, Ph.D.	76,250	109,964	—	186,214
R. Matthew Neff	77,500	109,964	—	187,464

(1)	Represents the aggregate grant fair value of the RSUs and RSAs granted in fiscal 2022 in accordance with FASB ASC Topic 718. The grant date fair value was calculated by multiplying the average of the high and low sales prices of our common stock on Nasdaq on the day immediately preceding the date of grant by the number of RSUs or RSAs awarded. As of September 30, 2022, the non-employee directors held the following number of RSUs, stock options and RSAs, respectively: Dr. Brown, 4,275, 0 and 440; Mr. Cragg, 4,275, 0 and 440; Dr. Davis, 4,275, 20,000 and 12,683; Dr. Johnson, 4,275, 10,000 and 12,683; and Mr. Neff, 4,275, 20,000 and 12,683.

(2)	Dr. Brown and Mr. Cragg were appointed to the Board of Directors on November 4, 2021. Mr. Cragg resigned from the Board of Directors on January 23, 2023.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 - ELECTION OF DIRECTORS

Under the Company’s Bylaws, the number of directors of the Company is to be fixed by resolution of the Board of Directors. The Board of Directors has set the number of directors at seven. The Board of Directors is divided into three classes: Class I, Class II and Class III, each class having a staggered term of three years. Each year, the term of office of one class expires at the annual meeting in that year. The terms of office of the Class II directors expire at the 2023 Annual Meeting.

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated each of Richard A. Johnson, Ph.D and Nigel Brown, Ph.D (the "Nominated Directors") to be reelected by the holders of the Company’s common shares to serve as a Class II director of the Company for a term expiring at the 2026 Annual Meeting and until his successor is elected and qualified. Proxies cannot be voted for a greater number of persons than two, the number of nominees named in this proxy statement.

If elected, each Nominated Director has consented to serve as a director of the Company. As discussed above under “Corporate Governance – Shareholders Agreement,” Dr. Johnson has tendered his resignation from the Board of Directors, to be effective automatically upon notice to Dr. Johnson from the Company that the Board of Directors is prepared to elect the Approved Director as provided in the Shareholders Agreement, but to date no Approved Director has been identified.

The Board of Directors recommends that shareholders vote FOR the election of the Nominated Directors. Unless authority to vote for the Nominated Directors is withheld, the accompanying proxy will be voted FOR the election of the Nominated Directors; however, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event either or both of the Nominated Directors becomes unable to serve or for any reason will not serve. Proxies will not be voted for more than one nominee. If a quorum is present, the nominees receiving a plurality of the votes cast will be elected to the Board of Directors.

Nominated Directors

Certain information about the Nominated Directors is set forth below.

Name	Age	Position	Served as Director Since
Richard A. Johnson, Ph.D.	77	Director	2012
Nigel Brown, Ph.D	58	Director	2021

Business Experience of the Nominated Directors

Richard A. Johnson, Ph.D. was elected as a director of the Company on May 9, 2012. Dr. Johnson is currently an executive scientific consultant. From 1990 to 2008, he served as Founder and President of AvTech Laboratories. Prior to founding AvTech Laboratories, he served in various positions with The Upjohn Company, including Senior Research Scientist, Manager of Product Control, Manager of Quality Assurance Product Support and Director of Strategic Planning. Dr. Johnson received his Bachelor of Science in Chemistry from the Illinois Institute of Technology and his Ph.D. in Chemical Physics from Michigan State University. Dr. Johnson brings to the Board of Directors knowledge and insight on scientific matters, stemming from his extensive experience in the pharmaceutical industry.

Nigel Brown, Ph.D. joined the Company’s Board as part of the Company’s acquisition of Envigo on November 5, 2021. Dr. Brown was initially elected to the Company’s Board in accordance with the terms of the Shareholders Agreement entered into as part of the acquisition of Envigo. Dr. Brown has been the Chief Executive Officer of Princeton Healthcare Advisory, LLC, a healthcare advisory firm, since 2015. Also, currently, Dr. Brown is a Partner at Trevi Health Capital, a healthcare-focused investment management firm. Dr. Brown has over 25 years of experience in the pharmaceutical, biotech, and contract research sectors, with particular expertise in pharmaceutical R&D. Trained as an analytical chemist, Dr. Brown has worked for a number of major pharmaceutical companies to develop, among other things, analytical methods in support of clinical drug metabolism and pharmacokinetic studies; LC/MS/MS technology for quantitative drug bioanalysis; and drug metabolism, pharmacokinetics, bioanalysis, genetic modeling, toxicology and manufacturing support. Ten years ago, Dr. Brown shifted his focus to deal-making in the pharmaceutical R&D sector, and has executed more than 20 deals spanning acquisition, divestiture, and strategic partnerships with combined transaction value in excess of $2.5 billion. He served as Corporate Vice President of Business Development and Strategy for Covance, Inc. where he executed 19 transactions and the strategic sale of Covance to LabCorp for $6.2 Billion. He holds an MA and Ph.D. from the University of Oxford, UK, and an MBA from the Open University Business School, UK, and held the Nestlé post-doctoral fellowship at the Massachusetts Institute of Technology. He is extensively published in scientific and business literature and has advised governments and companies on policy formulation related to pharmaceutical R&D.

Remaining Members of the Board

The following table sets forth certain information regarding the Company’s other directors who will remain in office following the 2023 Annual Meeting. The address for each is in care of Inotiv, 2701 Kent Avenue, West Lafayette, Indiana 47906.

Name	Age	Position	Director Since
Class III Directors serving until the 2024 Annual Meeting of Shareholders:
Gregory C. Davis, Ph.D.	69	Director and Chairman of the Board	2017
John E. Sagartz, DVM, Ph.D., DACVP	57	Chief Strategy Officer Director	2018
David Landman	67	Director	2023

Class I Directors serving until the 2025 Annual Meeting of Shareholders:
Robert W. Leasure, Jr.	63	President, Chief Executive Officer and Director	2019
R. Matthew Neff	67	Director	2017

Business Experience of Remaining Members of the Board

Gregory C. Davis, Ph.D. was elected to the board on June 14, 2017. Dr. Davis currently runs his own consulting firm, which he founded in 2012, assisting Biopharmaceutical companies with regulatory strategy and product development issues. In 2014, Dr. Davis joined Calibrium, LLC as Vice President of CMC, Regulatory, and Quality. Calibrium was developing novel biotherapeutics for the treatment of diabetes. The company was sold to Novo Nordisk in late 2015. From 1992 to 2012, Dr. Davis held various leadership positions at Eli Lilly in Biotechnology Product Development, Global Regulatory Affairs, Global Brand Teams, and Quality. Dr. Davis’ tenure at Eli Lilly included service as Chief Operating Officer of the Xigris Product Team. Xigris was the first biotechnology product ever approved for the treatment of severe sepsis. When Dr. Davis retired from Eli Lilly in December of 2012, he was Executive Director and Senior Principle Fellow in Global Regulatory Affairs. Dr. Davis has held numerous leadership positions within the Pharmaceutical Research and Manufacturers Association (PhRMA), the United States Pharmacopeia (USP), and the Biotechnology Industry Organization (BIO). He also served for five years as the PhRMA liaison to the International Conference on Harmonization (ICH) for Q5/Q6 Biotechnology topics. He coauthored several of the ICH’s pieces of guidance on registration standards for biotechnology products, which are still in use today. Dr. Davis received his bachelor’s degree from Southeast Missouri State University and his Ph.D. in Analytical Chemistry from Purdue University, studying under Dr. Peter Kissinger, the founder of the Company. As Chairman of the Board, Dr. Davis provides the Board of Directors with significant industry and leadership experience. Dr. Davis's current term on the Board expires at the 2024 Annual Meeting of Shareholders.

John E. Sagartz, DVM, Ph.D., DACVP, joined the Company as part of the Company’s acquisition of Seventh Wave Laboratories on July 2, 2018. Following the acquisition, Dr. Sagartz has served as the Company’s Chief Strategy Officer and joined Inotiv’s Board of Directors to help guide strategy in order to provide broader solutions and greater scientific expertise to the Company’s clients. Dr. Sagartz began his career as a toxicologic pathologist at Searle/Monsanto in 1996, and held positions of increasing responsibility as section head, director, preclinical development site head, and fellow, following Monsanto’s merger with Pharmacia. After Pfizer’s acquisition of Pharmacia in 2003, Dr. Sagartz founded Seventh Wave Laboratories where he served as President and Chief Executive Officer, and Chief Strategy Officer. Dr. Sagartz is an adjunct associate professor of Comparative Medicine at St. Louis University’s College of Medicine and serves on the Board of Directors of the Missouri Biotechnology Association. He received his Bachelor of Science and Doctor of Veterinary Medicine degrees from Kansas State University and, after completing residency training in anatomic pathology, earned his Doctor of Philosophy from The Ohio State University. Dr. Sagartz has the education and experience to provide strategic insight and industry knowledge to serve as Chief Strategy Officer for the Company and serve as a director. Dr. Sagartz’s current term on the Board expires at the 2024 Annual Meeting of Shareholders.

David Landman was appointed to the board on January 24, 2023, following Mr, Cragg’s resignation. Mr. Landman was designated by Jermyn Street as its representative to replace Mr. Cragg. Mr. Landman is a Senior Adviser at Perella Weinberg Partners, an independent international investment bank. Mr. Landman joined Perella Weinberg Partners as a Partner in 2007 and has served in London and New York as the Firm's Chief Operating Officer and Head of Capital Markets Advisory. He has been a member of the Firm's Management Committee and Executive Committee. Since 2016, Mr. Landman has been a Senior Adviser focused on capital markets and mergers and acquisitions advice. From 1987 to 2006 Mr. Landman was a Managing Director at Morgan Stanley International, where he was Head of European Capital Markets Execution, Investment Banking Chief Operating Officer, and a member of Morgan Stanley's Equity and Capital Commitment Committees, and European Executive Committee. During Mr. Landman's 35-year career he has advised governments, boards, management teams and shareholders on over $100 billion of initial public offerings, equity capital new issues, and monetization. His sector expertise includes Health Care, Financials, Consumer, Telecommunications and Industrials. Prior to 1987, he was an Associate Attorney with White and Case. Mr. Landman received a J.D./M.B.A. from the University of Chicago's Law School and Booth School of Business with a concentration in International Finance and an A.B. from Wesleyan University with high honors in Economics. Mr. Landman’s current term on the Board expires at the 2024 Annual Meeting of Shareholders.

Robert W. Leasure, Jr. joined the Company as President and Chief Executive Officer and a director on January 12, 2019. Mr. Leasure serves as the managing partner and president of LS Associates LLC (“LS”), a management and turnaround firm formed in 2002. From September 2016 until Mr. Leasure’s employment, the Company engaged LS as a financial consultant. Mr. Leasure’s experience working with management teams in areas including strategic planning and implementation, problem solving, operations, mergers and acquisitions and financial transactions, and in particular Mr. Leasure’s experience leading the Company’s turnaround and current growth, well situate him for his role as President and Chief Executive Officer and as a director. Mr. Leasure’s current term on the Board expires at the 2025 Annual Meeting of Shareholders.

R. Matthew Neff was elected to the board on August 1, 2017. Mr. Neff is currently Executive Director and Board Member of Thompson Thrift Holding Company and is Senior Advisor to Evolution Capital Partners, a private equity firm. From July 2017 to May 2020, Mr. Neff was Of Counsel with Bingham Greenebaum Doll LLP. From August 2013 through June 2016, Mr. Neff served as Chairman, President and Chief Executive Officer of AIT Laboratories, a national toxicology lab headquartered in Indianapolis, Indiana. Mr. Neff joined AIT Laboratories after his tenure as President and Chief Executive Officer of CHV Capital, Inc., the venture capital subsidiary of Indiana University Health, a role he had held since 2007. Mr. Neff started his career as a practicing lawyer and Partner at Baker & Daniels. He then served as the Deputy to the Chairman of the Federal Housing Finance Board (now known as the Federal Housing Finance Agency) in the first Bush Administration. Thereafter, he became the co-founder and Chief Executive Officer of two Indianapolis companies: Circle Investors, an insurance holding company then chaired by former Vice President of the United States, Dan Quayle, and Senex Financial Corp., a healthcare receivables finance company. Mr. Neff served as the Chairman of the Board of Directors of Community Fairbanks Recovery Center through December 2022, and was a member of Riley Children’s Foundation’s Board of Directors from January 2000 to November 2012. Mr. Neff earned his bachelor’s degree and graduated a Phi Beta Kappa from DePauw University. He received his Juris Doctor degree from Indiana University. Mr. Neff’s legal expertise, financial acumen, knowledge of our industry and leadership background, including at AIT Laboratories, ideally situate him for service as a director. Mr. Neff’s current term on the Board expires at the 2025 Annual Meeting of Shareholders.

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

RSM US LLP ("RSM") was the Company's independent registered public accounting firm for the fiscal year ended September 30, 2021. On November 2, 2021, the Audit Committee approved the dismissal of RSM as the Company's independent public accounting firm effective upon the completion of RSM’s audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2021. This decision was made pursuant to the authority of the Audit Committee as specified in its Charter.

The Audit Committee of the Board appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022. At the 2022 Annual Meeting of Shareholders, the Company’s shareholders ratified the Audit Committee’s appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022.

Neither of the audit reports of RSM on the Company’s consolidated financial statements for the fiscal years ended September 30, 2020 and September 30, 2021, or the subsequent interim period through November 2, 2021, contained an adverse opinion or a disclaimer of opinion, and neither such audit report was qualified or modified as to uncertainty, audit scope or accounting principles, with the exception of the audit report for the fiscal year ended September 30, 2020, which was modified to highlight the Company’s adoption of Accounting Standards Codification 842 Leases.

During the fiscal years ended September 30, 2020 and September 30, 2021, and the subsequent interim period through November 2, 2021, there were no disagreements between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to RSM’s satisfaction, would have caused it to make reference to the subject matter of such a disagreement in connection with its audit reports on the Company’s consolidated financial statements for such years. During the fiscal years ended September 30, 2020 and September 30, 2021, and the subsequent interim period through November 2, 2021, there were no reportable events, as defined in Item 304(a)(1)(v) of Securities and Exchange Commission's Regulation S-K (“Regulation S-K”).

During the fiscal years ended September 30, 2020 and September 30, 2021, and the subsequent interim period through November 2, 2021, neither the Company nor anyone acting on the Company’s behalf consulted with EY on (i) any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that EY concluded was an important factor considered in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of any disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed EY as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. We are asking our shareholders to ratify EY as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our shareholders for ratification as a matter of good corporate practice.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

The Board recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2023.

Fees of Independent Registered Public Accounting Firm

The following table summarizes aggregate fees billed by EY for fiscal 2022 and by RSM for fiscal 2021 for each of the following categories of services:

	Fiscal 2022	Fiscal 2021
Audit Fees –
Aggregate fees for annual audit, quarterly reviews	$1,595,500	$372,000

Audit Related Fees -
Aggregate fees for assurance and related services	$1,315,000	$514,589

Tax Fees -
Income tax services related to compliance with tax laws	$—	$43,405

All Other Fees	$—	$—

There were no fees for services other than the above paid to RSM or EY during the periods indicated.

The Company’s policies require that the scope and cost of all work to be performed for the Company by its independent registered public accounting firm must be approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accountants on behalf of the Company, the independent registered public accountants provide an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee, the Chief Executive Officer and the Chief Financial Officer must review and approve the engagement letter and the estimate before authorizing the engagement. All fees were reviewed and approved by the Audit Committee, the Chief Executive Officer and the Chief Financial Officer during fiscal 2022 and 2021. Where fees charged by the independent registered public accounting firm exceed the estimate, the Audit Committee must review and approve the excess fees prior to their payment.

Audit Committee Report

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any existing or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee of the Board operates under a written charter, which is reviewed periodically and was most recently updated in July 2022. The Audit Committee is comprised of four non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the Nasdaq Marketplace Rules, as well as the independence requirements of the SEC. In the opinion of the Board of Directors, Mr. Neff meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.

The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. For fiscal 2022, the Company’s independent registered public accounting firm, EY (“independent auditors”), was responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight responsibilities relating to the accounting and financial reporting processes of the Company. The Audit Committee reviews the Company’s quarterly and annual financial statements prior to public earnings releases and submissions to the SEC; reviews and evaluates the performance of the independent auditors; consults with the independent auditors regarding internal controls and the integrity of the Company’s financial statements; assesses the independence of the independent auditors; and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor.

The Audit Committee has reviewed and discussed the audited financial statements of the Company with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and independent auditors.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the SEC.

AUDIT COMMITTEE

R. Matthew Neff (Chairman)

Nigel Brown, Ph.D.

Gregory C. Davis, Ph.D.

Richard A. Johnson, Ph.D.

COMPENSATION OF EXECUTIVE OFFICERS

Overview

This following discussion and tables provide an overview of the compensation awarded to, earned by, or paid to our named executive officers (“Named Executive Officers” or “NEOs”) for fiscal 2022, who were:

•	Robert W. Leasure, Jr., our President and Chief Executive Officer;

•	Beth A. Taylor, our Chief Financial Officer;

•	John E. Sagartz, DVM, Ph.D., DACVP, our Chief Strategy Officer;

•	Adrian Hardy, Ph.D, who has served as our Executive Vice President, Corporate Development since November 5, 2021; Dr. Hardy became a non-executive officer employee of the Company as of July 1, 2022; and

•	James Harkness, who served as our Chief Operating Officer, Research Models & Services, from November 5, 2021 until his retirement on September 30, 2022; while he remained employed until September 30, 2022, Mr. Harkness was not considered an executive officer of the Company beginning July 1, 2022 until his retirement.

Compensation Committee and Compensation Methodology

During fiscal 2022, the Compensation Committee of the Board of Directors was responsible for administering the compensation and benefit programs for the Company’s team members, including its executive officers. The Compensation Committee annually reviews and evaluates cash compensation and stock option and other equity award recommendations from management along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to the Company’s executive officers. The Compensation Committee examines these recommendations in relation to the Company’s overall objectives and makes compensation recommendations to the Board for final approval. No officer participates in the decisions of the Board as to his or her compensation package.

The Company’s executive compensation practices are affected by the highly competitive nature of the biotechnology industry. The Company has historically developed compensation packages for the Company’s executive officers that meet each of the following three criteria: (1) market compensation levels competitive with companies of similar size, geographic characteristics and performance to the Company; (2) performance-based "at risk" pay; and (3) shareholder-aligned incentives that are structured to create alignment between the shareholders and executives with respect to short-term and long-term objectives.

For fiscal year 2022, the Compensation Committee determined that due to the planned acquisition of Envigo and the business transformation that would result, it could not reasonably establish performance metrics and goals for fiscal 2022. As a result, the annual cash and equity bonus amounts approved by the Compensation Committee to the NEOs related to fiscal 2022 performance were discretionary and based on a review of Company and individual performance during fiscal 2022. With respect to Mr. Leasure, the Compensation Committee recognized the substantial contributions made by him in fiscal 2022, and particularly noted the significant accomplishments related to acquisition activities, balance sheet management, technology development, human capital development, capital investment and new business development and investments.  The Compensation Committee also considered that Mr. Leasure has had and will continue to have other employment opportunities in and outside the industries in which the Company operates, and desires to provide a level of compensation with retentive value.

The Compensation Committee has retained Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant and requested that Meridian provide competitive market assessments regarding executive officer compensation, which were used by the Compensation Committee in determining the appropriate executive compensation levels for 2022 and 2023, in line with the Company’s compensation plans, philosophies and goals.

Compensation Risks

The Company has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. It concluded that:

•	The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•	Vesting periods for equity compensation awards, which historically have consisted of option grants and restricted stock awards, encourages long-term perspectives among award recipients.

•	The Company's performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation.

•	Our system of internal control over financial reporting, among other controls, reduces the likelihood of manipulation of our financial performance to enhance payments under incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Change in Control Severance Plan

On January 25, 2022, the Board of Directors approved the Inotiv, Inc. Executive Change in Control Severance Plan for certain of its senior executives (the "CIC Plan"). The CIC Plan provides for certain payments and the vesting of certain equity awards upon a termination of a participant's employment by the Company without Cause or by the participant for Good Reason (each a "Qualifying Termination") within 24 months following a Change in Control of the Company. The definitions of "Cause" and "Change in Control" in the CIC Plan are the same as the definitions of those terms in the Company's Amended and Restated 2018 Equity Incentive Plan (the "Equity Plan"). "Good Reason" is defined in the CIC Plan as the occurrence of any of the following without the consent of the affected participant, subject to certain notice and cure rights: (i) a diminution of the participant's title, duties and responsibilities, (ii) a reduction in base salary or target bonus opportunity, and (iii) the relocation of the principal place of business where the participant provides services to the Company by more than 50 miles. The Compensation Committee of the Board determines which executives of the Company become participants in the CIC Plan.

The CIC Plan provides for the following benefits upon a Qualifying Termination of a participant within 24 months following a Change in Control: (i) cash severance to be paid in a lump sum within 45 days of a Qualifying Termination in an amount equal to 1.0 to 3.0 times the participant's base salary and target bonus for the year of termination (depending upon the CIC plan tier to which the participant is assigned), plus a pro rata bonus for the year of termination; (ii) continuation of health and welfare benefits for 18 months following termination at the same cost to the participant as the participant paid prior to termination; (iii) up to $50,000 of outplacement services for 12 months following termination; and (iv) acceleration of vesting of all outstanding equity awards (with the amount payable in respect of any performance awards based on assumed target performance or actual performance through the date of termination, if determinable) upon a Qualifying Termination or if a successor in a Change in Control fails to assume or replace outstanding non-vested equity awards. With respect to the cash severance described in clause (i), the multipliers assigned to Tier I, Tier II and Tier III are 3.0 times, 2.0 times and 1.0 times, respectively. Receipt of severance benefits is conditioned on the delivery of a release from the participant and the participant's agreement to certain non-competition, employee and customer non-solicitation, confidentiality and non-disparagement restrictive covenants. The amount of severance benefits is subject to reduction in the event that the reduction would result in a greater after-tax benefit than the participant would receive if the participant received the full amount of the severance benefits and paid any excise tax required by Section 280G of the Internal Revenue Code.

The Committee has designated Robert W. Leasure, Jr., the Company's President and Chief Executive Officer, as a Tier I participant in the CIC Plan and has designated Beth A. Taylor, the Company's Chief Financial Officer and John Sagartz, the Company's Chief Strategy Officer, as Tier II participants in the CIC Plan.

Employment Agreements

Employment Agreement with Mr. Leasure

On January 27, 2022, the Company entered into a new employment agreement with Mr. Leasure (the "Leasure Employment Agreement"). Pursuant to the Leasure Employment Agreement, Mr. Leasure agrees to serve as the President and Chief Executive Officer of the Company for a term ending on January 27, 2027; provided that the term of the 2022 Employment Agreement will be automatically extended for successive one-year terms after the expiration of the initial term, unless either party gives notice of termination of Mr. Leasure's employment at least 90 days prior to the end of the then-current term. Mr. Leasure will (i) be entitled to receive an annual base salary of $750,000, subject to discretionary increases, (ii) have an annual target incentive opportunity of at least 100% of his base salary, a maximum incentive opportunity of at least 200% of his target incentive opportunity and a threshold incentive opportunity of at least 50% of his target incentive opportunity and (iii) be entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure is also entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. In December 2022, the Compensation Committee increased Mr. Leasure’s annual base salary to $800,000, effective January 1, 2023.

The Leasure Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. Should Mr. Leasure’s employment be terminated by reason of Mr. Leasure’s death, by the Company without cause or in the event of Mr. Leasure’s disability (as defined in the Leasure Employment Agreement), or by Mr. Leasure for good reason, Mr. Leasure or his estate would be entitled to his base salary and a prorated portion of his annual incentive award for the year in which termination occurs, in each case through the effective date of the termination of his employment. If Mr. Leasure’s employment is terminated by the Company other than for cause, or by Mr. Leasure for good reason, in either case within 24 months after a change in control (as defined in the Equity Plan) Mr. Leasure will be entitled to severance benefits as provided in the CIC Plan described above.

Employment Agreement with Dr. Sagartz

Dr. Sagartz’s employment agreement with the Company (the “Sagartz Employment Agreement”) renews for successive one year terms ending July 1st unless otherwise terminated by either party with prior written notice. The Sagartz Employment Agreement specifies a $250,000 annual salary, which may be increased from time to time by the Company. For fiscal 2022, the Board set Dr. Sagartz’s salary at $365,000 effective December 6, 2021. For fiscal 2023, the Compensation Committee set Dr. Sagartz’s salary at 400,000 effective December 6, 2022. Dr. Sagartz is entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses and is also entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, including as pertaining to incentive compensation, subject to eligibility requirements and other terms and conditions of those plans.

The Sagartz Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. If Dr. Sagartz is terminated by the Company without cause or Dr. Sagartz resigns for good reason (in each case, as defined in the Sagartz Employment Agreement) in addition to payment of earned or accrued compensation and benefits and reimbursement of accrued expense, he would be entitled to (i) reimbursement of an amount equal to his monthly COBRA premiums for a period of 12 months after his termination, provided such payments would cease upon his becoming entitled to other health insurance, (ii) payment of an amount equal to his annual salary for 12 months in equal bi-weekly installments over the 12 month period following the termination and (iii) a pro-rated portion of the annual bonus he was eligible for, if any, for the completed portion of any fiscal year in which the termination occurs based on the relevant portion of the bonus that would have been earned, if any, had he remained employed through the fiscal year and payable at the time payable were he to have remained employed.

Offer Letter with Ms. Taylor

The Company entered into an offer letter with Ms. Taylor, dated February 21, 2020 in connection with her employment as Chief Financial Officer of the Company. The letter provided for a base salary of $240,000 per year with a discretionary annual incentive bonus opportunity, which is tied to company performance metrics and individualized achievements. For fiscal 2022, the Board set Ms. Taylor’s salary at $375,000 effective December 6, 2021. For fiscal 2023, the Compensation Committee set Ms. Taylor’s salary at 410,000 effective December 6, 2022. Ms. Taylor is entitled to participate in the Company's benefits, including group health insurance, 401(k) plan and elective supplemental life and short-term disability insurance and receives 20 days of vacation per calendar year, as well as a total of 8 personal and sick days. Pursuant to the offer letter, Ms. Taylor was awarded 10,000 shares of restricted stock with a 24-month vesting period on the 90th day of her employment.

Fiscal 2022 Summary Compensation Table

Individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary. Base salary earned during fiscal 2022 and 2021.

Bonus. The amounts presented under the Bonus column represent discretionary bonus amounts with respect to performance in the fiscal year shown, though are typically paid in the following fiscal year.

Non-Equity Incentive Plan Compensation. The amounts presented under the Non-Equity Incentive Plan Compensation column represent bonus amounts under a program that provides for compensation intended to serve as incentive for performance to occur over a fiscal year, and the outcomes with respect to the relevant performance targets are substantially uncertain at the time they are established by the Compensation Committee and communicated to participants. These amounts are also typically paid in the year following the performance year.

Equity Awards. The awards disclosed under the headings "Stock Awards" and "Option Awards" consist of the aggregate grant date fair value of the RSUs, RSAs and stock option awards, as applicable, granted in fiscal 2022 and 2021 computed in accordance with FASB ASC Topic 718. The grant date fair value of the equity awards may vary from the actual amount ultimately realized by the NEO based on a number of factors. The factors include the Company's actual operating performance, common share price fluctuations, differences from the valuation assumptions used, the limited liquidity in the trading of the Company’s shares and the timing of exercise or applicable vesting. Assumptions used in the calculation of the grant date fair value are included in Note 14 to the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

With respect to the stock option awards disclosed under the heading “Option Awards” for Dr. Hardy and Mr. Harkness, such stock options represent Envigo stock options held by each of them that were converted into stock options to purchase Company common stock at the time of the closing of the Envigo acquisition on November 5, 2021.

All Other Compensation. The amounts presented in the All Other Compensation column consist principally of Company matching contributions made to the named executive officer’s account in the Company's 401(k) plan. For Dr. Hardy, the amount presented in this column represents cash payment amounts he received in connection with equity settlements related to the Envigo acquisition.

The table below summarizes the compensation paid to or earned by our NEOs for the fiscal years ended September 30, 2022 and September 30, 2021:

							Non-Equity
					Stock	Option	Incentive Plan	All Other
			Salary	Bonus	Awards(1)	Awards(1)	Compensation	Compensation	Total
Name	Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Robert W.	President and Chief	2022	677,308	1,000,000	9,077,661	—	—	15,188	10,770,157
Leasure, Jr.	Executive Officer	2021	450,751	100,000	508,836	—	240,000	6,646	1,306,233

Beth A. Taylor	Chief Financial Officer,	2022	365,384	80,000	1,253,189	—	—	12,191	1,710,765
	SVP - Finance	2021	273,635	56,000	63,753	—	—	8,198	401,586

John E. Sagartz	Chief Strategy	2022	362,115	75,000	899,400	—	—	6,738	1,343,254
	Officer	2021	322,674	56,000	88,006	—	—	8,227	474,907

Adrian Hardy(2)	Executive Vice President	2022	454,152	—	—	8,209,885	—	2,240,222	10,904,259

James Harkness(2)	Former Chief Operating Officer	2022	302,027	—	—	2,736,610	—	16,057	3,054,693

(1)	Represents the aggregate grant date fair value of the RSUs, RSAs and stock options granted in fiscal 2022 or 2021 in accordance with FASB ASC Topic 718.

(2)	As permitted by SEC rules, because fiscal 2022 was each of Dr. Hardy’s and Mr. Harkness’ first year as an NEO, the compensation paid to him prior to fiscal 2022 is not included in this table. Each of such individuals no longer served as an executive officer of the Company on September 30, 2022, the last day of our fiscal 2022.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides details regarding outstanding stock-based awards for each of our NEOs as of September 30, 2022.

	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Robert W. Leasure	01/14/2019	55,000	—		1.30	01/13/2029
	01/27/2020	31,500	13,500	(2)	5.03	01/26/2030
	12/29/2020						20,000	(3)	337,000
	05/07/2021						3,667	(4)	61,789
	10/22/2021						7,571	(5)	127,571
	02/15/2022						42,429	(6)	714,929
	03/17/2022						74,315	(6)	1,252,208
	03/17/2022						275,000	(7)	4,633,750

Beth A. Taylor	12/02/2020						5,995	(8)	101,016
	05/07/2021						880	(4)	14,828
	01/22/2021						1,332	(5)	22,444
	12/17/2021						214	(9)	3,606
	02/15/2022						40,000	(7)	674,000

John E. Sagartz	12/02/2020						9,653	(8)	162,653
	05/07/2021						880	(4)	14,828
	02/15/2022						30,000	(7)	505,500

Adrian Hardy	11/05/2021	355,780	—		9.93	06/05/2029

James Harkness	11/05/2021	118,593	—		9.93	06/05/2029

(1)	The market value of unvested stock awards is calculated using a value of $16.85 per share, which was the closing price of our common stock on Nasdaq on September 30, 2022.
(2)	These options vested on January 27, 2023.
(3)	RSAs that vested on December 29, 2022.
(4)	RSAs that vest on May 7, 2023.
(5)	RSAs that vest on October 22, 2023.
(6)	RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date.
(7)	RSUs that vest in five equal annual installments, beginning on the first anniversary of the grant date.
(8)	RSAs that vested on December 2, 2022.
(9)	RSAs that vest on December 17, 2023.

Equity Compensation Plan Information

The following table provides information about equity awards under the Equity Plan, which is the only equity-based compensation plan under which awards are outstanding or may be granted, as of September 30, 2022.

Number of
	securities to be				Number of securities
	issued upon		Weighted-average		remaining available
	exercise of		exercise price of		for future issuance
	outstanding		outstanding options,		under equity
Plan Category	options, warrants and rights		warrants and rights		compensation plans (1)
Equity compensation plans approved by security holders	2,499,993	(2)	$ 12.54	(3)	928,388

(1)	Excluding securities reflected in the first column.

(2)	Consists of 1,949,390 stock options and 550,603 RSUs.

(3)	Represents the weighted average exercise price of outstanding stock options. Does not take into account the outstanding RSUs which, when settled, will be settled in shares of our common stock on a one-for-one basis at no additional cost.

The Company’s insider trading policy prohibits executive officers, directors and certain accounting personnel and employees from purchasing securities or other financial instruments, or to otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation, or held directly or indirectly by the employee or director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth ownership of our common stock by (i) each person known by the Company to own of record or beneficially 5% or more of our common stock, (ii) each of our current directors, (iii) each of the Named Executive Officers, and (iv) all current executive officers and directors of the Company as a group, in each case based upon information available as of September 30, 2022 (unless otherwise noted). Percentage ownership is based on 25,622,136 shares of our common stock outstanding as of January 13, 2023. Unless otherwise stated, the address of each person is c/o Inotiv, Inc., 2701 Kent Avenue, West Lafayette, Indiana, 47906.

	Shares of Common Stock Beneficially Owned
Name	Number of Shares		Percent of Class
5% Beneficial Owners
Jermyn Street Associates LLC (1)	1,378,280		5.4%
Peter T. Kissinger, Ph.D. and Candice B. Kissinger (2)	1,275,767		5.0%
IsZo Capital LP (3)	1,275,379		5.0%

Directors and Named Executive Officers
Nigel Brown, Ph.D.	440	(4)	*
Gregory C. Davis, Ph.D.	57,683	(5)	*
Richard A. Johnson, Ph.D.	77,683	(6)	*
R. Mathew Neff	78,113	(7)	*
David Landman	—		—
Robert W. Leasure, Jr.	441,702	(8)	1.7%
John E. Sagartz, DVM, Ph.D., DACVP	657,030	(9)	2.6%
Beth A. Taylor	51,875	(10)	*
Adrian P. Hardy	355,780		1.4%
James Harkness	157,561		*

Current Directors and Executive Officers as a Group (13 persons)	1,496,097	(11)	5.8%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common shares

(1)	Based solely on information disclosed in a Schedule 13D/A filed with the SEC on October 6, 2022. In this filing, Jermyn Street Associates LLC ("JSA") reported sole voting and investment power with respect to 1,378,280 shares. JSA is a party to the Shareholders Agreement, which requires, among other things, that the shareholders party thereto vote their shares for directors that are designated in accordance with the provisions of the Shareholders Agreement. By virtue of the Shareholders Agreement and the obligations and rights thereunder, JSA and the other shareholders party to the Shareholders Agreement may be deemed to constitute a “group” for purposes of Section 13(d) of the Act, and JSA may be deemed to beneficially own Shares beneficially owned by such other shareholders. JSA disclaims beneficial ownership of the shares owned by the other parties to the Shareholders Agreement. Andrew H. Baker is the sole manager of each of JSA and, as such, has the sole power to vote, direct the vote, dispose of or direct the disposition of the shares directly owned by JSA. Accordingly, Mr. Baker may be deemed to beneficially own the shares that are directly owned by JSA. Mr. Baker expressly disclaims beneficial ownership of the shares owned by JSA for all other purposes. The address of each of these reporting persons is 660 Madison Avenue, 15th Floor, New York, New York 10065.

(2)	Based solely on information disclosed in a Schedule 13D/A filed with the SEC on January 29, 2010. In this filing, Dr. Kissinger reported sole voting and dispositive power with respect to 437,547 shares, Ms. Kissinger reported sole voting and dispositive power with respect to 252,310 shares, including 1,354 shares indirectly held by Ms. Kissinger for the benefit of their children, and Dr. and Ms. Kissinger reported shared voting and dispositive power with respect to 585,910 shares. The Kissinger's address is 111 Lorene Place, West Lafayette, Indiana 47906.

(3)	Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2022. In this filing, IsZo Capital LP (the “Fund”), IsZo Capital GP LLC (“IsZo GP”), IsZo Capital Management LP (“ICM”) and Brian L. Sheehy reported shared voting and dispositive power with respect to 1,275,379 shares. IsZo GP is the general partner of the Fund. ICM is the investment manager of the Fund. Mr. Sheehy is the managing member of IsZo GP and the President of the general partner of ICM. IsZo GP, ICM and Mr. Sheehy may each be deemed to have voting and dispositive power with respect to the shares of Common Stock (as defined below) held by the Fund. The address of each of the reporting persons is 590 Madison Avenue, 21st Floor, New York, New York 10022.

(4)	Represents RSAs as to which Dr. Brown has sole voting power, but no dispositive power.

(5)	Includes 20,000 shares underlying options exercisable within 60 days and 2,683 restricted shares as to which Dr. Davis has sole voting power, but no dispositive power.

(6)	Includes 10,000 shares underlying options exercisable within 60 days and 2,683 restricted shares as to which Dr. Johnson has sole voting power, but no dispositive power.

(7)	Includes 20,000 shares underlying options exercisable within 60 days and 2,683 restricted shares as to which Mr. Neff has sole voting power, but no dispositive power.

(8)	Includes 100,000 shares underlying options exercisable within 60 days and 31,238 restricted shares as to which Mr. Leasure has sole voting power, but no dispositive power, and 5,000 shares owned by an entity of which Mr. Leasure is the majority owner. Mr. Leasure has sole voting and dispositive power with respect to the shares owned by this entity and disclaims beneficial ownership thereof, except to the extent of his pecuniary interest therein.

(9)	Includes 10,533 restricted shares as to which Dr. Sagartz has sole voting power, but no dispositive power.

(10)	Includes 2,426 restricted shares as to which Ms. Taylor has sole voting power, but no dispositive power.

(11)	Includes 217,202 shares underlying options exercisable within 60 days and 47,602 restricted shares as to which the holders have sole voting power, but no dispositive power.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the SEC. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them during fiscal 2022, except that a grant of RSUs to Ms. Beraldi was filed late.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Shareholder proposals to be included in our proxy materials for the 2024 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act, must be received by our Secretary at 2701 Kent Avenue, West Lafayette, Indiana 47906, no later than October 2, 2023. Such proposals need to comply with SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials.

The Company’s Bylaws establish an advance notice procedure relating to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that the shareholder instead wishes to present directly at the annual meeting. To be properly brought before the 2024 annual meeting of shareholders, the shareholder must give timely written notice of the nomination or proposal to our Secretary at 2701 Kent Avenue, West Lafayette, Indiana 47906, along with the information required by our Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received by our Secretary at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2024 annual meeting of shareholders, such notice must be delivered no earlier than November 16, 2023, and no later than December 16, 2023. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees for election at the 2024 annual meeting of shareholders, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 16, 2024.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for any reason will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

By Order of the Board of Directors,

Fernanda Beraldi

General Counsel and Corporate Secretary

inotiv
analyze. answer. advance.

VOTE

Your vote matters – here's how to vote!

Votes submitted electronically must be received by March 16, 2023 at 01:00 A.M., Eastern time

Online
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Annual Meeting Proxy Card

A Proposals — The Board recommends a vote FOR the nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Richard A. Johnson, Ph.D.	☐	☐	02 - Nigel Brown, Ph.D.	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

1 U P X

030T7B

1UPX01 - Richard A. Johnson, Ph.D.02 - Nigel Brown, Ph.D. F o r W i t h h o l d F o r W i t h h o l d Using a b l a c k i n k pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas. 03QT7B ++P r o p o s a l s — T h e B o a r d r e c o m m e n d s a v o t e F O R t h e n o m i n e e s a n d F O R P r o p o s a l 2 .. A 2. Ratify Ernst & Young US LLP as the Company's independentregistered public accounting firm for the fiscal year ending September 30, 20231. Election of Directors:F o r A g a i n s t A b s t a i n Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. A u t h o r i z e d S i g n a t u r e s — T h i s s e c t i o n m u s t b e c o m p l e t e d f o r y o u r v o t e t o b e c o u n t e d .. — D a t e a n d S i g n B e l o w B triangledwnI F V O T I N G B Y M A I L , S I G N , D E T A C H A N D R E T U R N T H E B O T T O M P O R T I O N I N T H E E N C L O S E D E N V E L O P E .. triangledwnA n n u a l M e e t i n g P r o x y C a r d You may vote online or by phone instead of mailing this card orattending the meeting and voting in person. O n l i n e Go to w w w .. e n v i s i o n r e p o r t s .. c o m / N O T V or scan the QR code — login details arelocated in the shaded bar below.S a v e p a p e r , t i m e a n d m o n e y ! S i g n u p f o r e l e c t r o n i c d e l i v e r y a t w w w .. e n v i s i o n r e p o r t s .. c o m / N O T V P h o n e Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. V o t e s s u b m i t t e d e l e c t r o n i c a l l y m u s t b e r e c e i v e d b y M a r c h 1 6 , 2 0 2 3 a t 0 1 : 0 0 A .. M .. , E a s t e r n t i m e Y o u r v o t e m a t t e r s – h e r e ’ s h o w t o v o t e !

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NOTV Notice of 2023 Annual Meeting of ShareholdersCourtyard Marriott Lafayette150 Fairington Avenue, Lafayette, IN 47905Proxy Solicited by Board of Directors for Annual Meeting – March 16, 2023 at 10:00 a.m. The undersigned shareholder(s) appoint(s) Robert W. Leasure, Jr. and Beth A. Taylor, and each of them, with full power of substitution, as attorneys andproxies (each a “Proxy”) for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the commonshares of Inotiv, Inc. that are held of record by the undersigned as of January 13, 2023, which the undersigned is entitled to vote at the Annual Meeting ofShareholders of Inotiv, Inc. to be held on March 16, 2023 at 10:00 a.m. (local time), and at any adjournments or postponements thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, each Proxy will have authority to vote FORthe nominees in Proposal 1 and FOR Proposal 2.In each Proxy’s discretion, such Proxy is authorized to vote upon such other business as may properly come before the meeting and at any adjournments orpostponements thereof. (Items to be voted appear on reverse side.) Proxy — Inotiv, Inc. triangledwn IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Non-Voting Items C ++ Change of Address —Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right ifyou plan to attend the Annual Meeting.